Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and to the incorporation by reference in this Post-Effective Amendment Number 4 to the Registration Statement (Form N-1A) (No. 333-88715) of Legg Mason Investment Trust, Inc., of our report dated February 4, 2002, included in the 2001 Annual Report to shareholders.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
February 22, 2002